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Southern California Gas Company

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SOUTHERN CALIFORNIA GAS COMPANY

NOTICE OF

ANNUAL SHAREHOLDERS MEETING

The Southern California Gas Company (“SoCalGas”) Annual Shareholders Meeting will be held on June 11, 2014, at 2:00 p.m., local time, at 101 Ash Street, San Diego, California. SoCalGas is a subsidiary of Sempra Energy.

The Annual Meeting will be held for the following purposes:

(1) To elect directors for the ensuing year.

(2) To obtain advisory approval of our executive compensation.

(3) To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 16, 2014, are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting is a business-only meeting. It will not include any presentations by management and the company does not encourage shareholder attendance.

Only shareholders are entitled to attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokers or other nominees must present proof of beneficial share ownership (such as the most recent account statement prior to April 16, 2014) to be admitted.

Additional information regarding the company is included in its Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. These documents also are available on the Sempra Energy website at www.sempra.com under the “Investors” and “Company SEC Filings” tabs. The company will furnish a copy of its 2013 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any of its shareholders who so request by writing to the office of the Corporate Secretary at 101 Ash Street, San Diego, California, 92101-3017. Information on the website does not constitute part of this Information Statement.

Jennifer F. Jett

Corporate Secretary

Important Notice Regarding the Availability of Information Statement Materials for the

SoCalGas Shareholders Meeting to be Held on June 11, 2014.

The Information Statement for the Annual Shareholders Meeting to be held on June 11, 2014 and the

Annual Report are available on the Internet at

http://www.astproxyportal.com/ast/25974

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

Southern California Gas Company is providing this Information Statement to its shareholders in connection with its Annual Shareholders Meeting to be held on June 11, 2014. The Notice of Annual Meeting and Information Statement and the annual report to shareholders are being mailed to shareholders beginning on or about April 24, 2014.

THE COMPANY

Southern California Gas Company, which we refer to as SoCalGas, is an indirect investor-owned public utility subsidiary of Sempra Energy. SoCalGas’s principal executive offices are located at The Gas Company Tower, 555 West Fifth Street, Los Angeles, California 90013-1046. Its telephone number is (213) 244-1200.

OUTSTANDING SHARES AND VOTING RIGHTS

SoCalGas’s Board of Directors has fixed April 16, 2014, as the record date for determining the shareholders of SoCalGas entitled to notice of and to vote at the SoCalGas Annual Meeting. On that date, SoCalGas’s outstanding shares consisted of 91,300,000 shares of common stock and 862,043 shares of preferred stock. All SoCalGas common stock and 50,970 shares of SoCalGas preferred stock are owned by Pacific Enterprises (“PE”), a wholly owned direct subsidiary of Sempra Energy.

In electing directors, each share is entitled to one vote for each of the five director positions and shareholders will be entitled to cumulate votes if any shareholder gives notice of an intention to do so at the meeting and prior to the voting. If that notice is given, all shareholders may cast all of their votes for any one director candidate whose name has been placed in nomination prior to the voting or distribute their votes among two or more such candidates in such proportions as they may determine. In voting on any other matters that may be considered at the Annual Meeting, each share is entitled to one vote.

The shares of SoCalGas owned by PE and indirectly owned by Sempra Energy represent over 99 percent of SoCalGas’s outstanding shares and the number of votes entitled to be cast on the matters to be considered at the Annual Meeting. PE has advised SoCalGas that it intends to vote “FOR” each of the nominees for election to the Board of Directors and “FOR” advisory approval of our executive compensation.

GOVERNANCE OF THE COMPANY

The business and affairs of SoCalGas are managed and all corporate powers are exercised under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by SoCalGas’s Articles of Incorporation and Bylaws.

Board of Directors

Board Meetings; Annual Shareholders Meeting

During 2013, the Board of Directors of SoCalGas held 12 meetings and acted 9 times by unanimous written consent. Each director attended at least 75 percent of the meetings.

The Annual Shareholders Meeting is a business-only meeting without presentations by management. The company does not encourage attendance at the meeting by public shareholders. Last year, all of the directors attended the meeting.

Leadership Structure

The Chief Executive Officer of the company does not serve as the Chairman of the company’s Board of Directors. The company has no lead director. As a subsidiary of Sempra Energy, SoCalGas is not subject to stock exchange listing standards requiring independent directors and various board committees and, accordingly, has not established independence standards for its directors. All of the directors of the company are also officers of the company or Sempra Energy and, as such, none is an independent director. The SoCalGas board does not maintain any committees.

Nominees for election as directors are determined by the Board of Directors, and the board will not consider director candidates recommended by shareholders other than its direct and indirect parent companies. The board consists of the Chief Executive Officer and Chief Operating Officer of SoCalGas and three senior officers of Sempra Energy with varying professional and business expertise. Although Sempra Energy and SoCalGas promote diversity in hiring employees and in the appointment of their senior officers, diversity is not otherwise considered in selecting the officers that serve as directors of the company. Ms. Wyrsch and Mr. Knight are being nominated for election by shareholders for the first time. Ms. Wyrsch and Mr. Knight were recommended for board consideration by Sempra Energy management.

Sempra Energy’s Board of Directors is composed of a substantial majority of independent directors and maintains standing Audit, Compensation and Corporate Governance Committees composed solely of independent directors. The Sempra Energy board also has adopted a Code of Business Conduct and Ethics for Directors and Officers that is applicable to the directors and officers of SoCalGas, and officers of SoCalGas also are subject to Business Conduct Guidelines that apply to all employees of SoCalGas.

Risk Oversight

Assessing and monitoring risks and risk management are functions of the Board of Directors of SoCalGas. The board reviews and oversees strategic, financial and operating plans that generally are intended to provide reliable earnings with modest risk. SoCalGas’s management is responsible for identifying and moderating risk in a manner consistent with these goals. SoCalGas has an Enterprise Risk Management Committee (“ERMC”) which is composed of seven officers of SoCalGas and is chaired by the company’s Chief Operating Officer. The ERMC’s mission is to ensure that the company has a comprehensive approach to its risk assessment, is vigilant with risk review and mitigation and allocates the appropriate resources to effectively manage the company’s risks. SoCalGas also has an Energy Procurement Risk Management Committee (“EPRMC”) composed of members of management that is responsible for the oversight of risk management within the company’s natural gas procurement department. The board fulfills its risk oversight function through management that reports directly to the board and by scheduling periodic updates to the board by representatives of the ERMC and EPRMC.

Review of Related Person Transactions

Securities and Exchange Commission rules require that SoCalGas disclose certain transactions involving more than $120,000 in which the company is a participant and any of its directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The Board of Directors has adopted a written policy that requires the board to review any such “related person transaction” before the company enters into the transaction. There have been no transactions or proposed transactions requiring such review during 2013 or 2014 through the mailing date of this Information Statement.

Communications with the Board

Shareholders or interested parties who wish to communicate with the Board of Directors or an individual director may do so by writing directly to the board or the director at the address set forth under the caption “The Company.”

Compensation of Directors

All of our directors are employees of SoCalGas or Sempra Energy and are not otherwise compensated for their service on the Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Representatives of Deloitte & Touche LLP, the independent registered public accounting firm for SoCalGas, are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Deloitte & Touche also serves as the independent registered public accounting firm for Sempra Energy and its other public subsidiary, San Diego Gas & Electric Company (“SDG&E”).

The following table shows the fees paid to Deloitte & Touche for services provided to SoCalGas for 2013 and 2012 (in thousands of dollars).

	SoCalGas
	2013		2012
	Fees	% of Total	Fees	% of Total
Audit Fees
Consolidated Financial Statements and Internal Controls Audit	$2,246		$2,000
Regulatory Filings and Related Services	—		59

Total Audit Fees	2,246	92%	2,059	91%

Audit-Related Fees
Employee Benefit Plan Audits	192		187
Other Audit-Related Services	—		—

Total Audit-Related Fees	192	8%	187	8%

Tax Fees
Tax Planning and Compliance	—		—
Other Tax Services	—		—

Total Tax Fees	—		—

All Other Fees	—		13	1%

Total Fees	$2,438		$2,259

The Audit Committee of Sempra Energy’s Board of Directors is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of the independent registered public accounting firm for Sempra Energy and its subsidiaries, including SoCalGas. As a matter of good corporate governance, the SoCalGas board also reviewed the performance of Deloitte & Touche and concurred with the determination by the Sempra Energy Audit Committee to retain them as our independent registered public accounting firm. Sempra Energy’s board has determined that each member of its Audit Committee is an independent director and is financially literate, and that Mr. Brocksmith, the chair of the committee, and Mr. Taylor, are each an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

Except where pre-approval is not required by the Securities and Exchange Commission rules, Sempra Energy’s Audit Committee pre-approves all audit and permissible non-audit services provided by Deloitte & Touche for Sempra Energy and its subsidiaries. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services and give detailed guidance to management as to the services that are eligible for general pre-approval. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

AUDIT REPORT

The Board of Directors of SoCalGas has reviewed and discussed the audited financial statements of the company for the year ended December 31, 2013, with management and Deloitte & Touche LLP, the independent registered public accounting firm.

The board has discussed with Deloitte & Touche the matters required to be discussed by the rules of the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The board also has received from Deloitte & Touche the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the board concerning Deloitte & Touche’s independence and has discussed their independence with them.

Based on these considerations, the Board of Directors directed that the audited financial statements of SoCalGas be included in its Annual Report on Form 10–K for the year ended December 31, 2013, for filing with the Securities and Exchange Commission.

BOARD OF DIRECTORS

Jessie J. Knight, Jr., Chair

Dennis V. Arriola

Joseph A. Householder

J. Bret Lane

Martha B. Wyrsch

SHARE OWNERSHIP

All of the outstanding SoCalGas common stock is owned by PE and all of the outstanding common stock of PE is owned by Sempra Energy. None of the directors or officers of SoCalGas owns any preferred shares of SoCalGas, and SoCalGas is unaware of any person, other than PE, who beneficially owns more than 5.0 percent of our preferred shares.

The following table sets forth the number of shares of Sempra Energy common stock beneficially owned on March 12, 2014, by each director of SoCalGas, by each executive officer of SoCalGas named in the compensation tables of this Information Statement, and by all current directors and executive officers of SoCalGas as a group. The shares of common stock beneficially owned by our directors and executive officers as a group total less than 1.0 percent of Sempra Energy’s outstanding shares. In calculating this percentage, shares under the heading “Phantom Shares” are not included because these shares cannot be voted. In addition, these shares either may only be settled for cash or cannot be settled for common stock within sixty (60) days.

Share Ownership	Current Beneficial Holdings (B)	Shares Subject To Exercisable Options (C)	Phantom Shares (D)	Total
Dennis V. Arriola	5,394	—	—	5,394
Joseph A. Householder	35,821	51,100	4,855	91,776
J. Bret Lane	11,683	875	928	13,486
Erbin B. Keith	56,386	4,575	1,523	62,484
Jessie J. Knight, Jr.	42,123	16,750	31,456	90,329
Lee Schavrien	29,059	1,625	2,043	32,727
Robert M. Schlax	2,759	975	4,467	8,201
Anne S. Smith (A)	6,874	22,100	2,201	31,175
Martha B. Wyrsch	—	—	—	—
Current SoCalGas Directors and Executive Officers as a group (10 persons)	215,990	110,000	53,785	379,775

(A)	Ms. Smith retired as the Chairman and Chief Executive Officer effective March 1, 2014.

(B)	Includes unvested shares of restricted Sempra Energy common stock that may be voted but are not transferable until they vest. These total 1,810 shares for Mr. Lane; 869 shares for Mr. Schavrien; and 2,679 shares for all SoCalGas directors and executive officers as a group.

(C)	Shares of Sempra Energy common stock which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days.

(D)	Represents deferred compensation deemed invested in phantom shares of Sempra Energy common stock. These shares track the performance of Sempra Energy common stock but cannot be voted and, except for 23,853 units held by Mr. Knight which cannot be settled for common stock within sixty (60) days, may only be settled for cash.

Sempra Energy has approximately 230,000 shareholders.

There are two persons known to us to own beneficially more than 5.0 percent of Sempra Energy’s outstanding shares: BlackRock, Inc., 40 East 52nd Street, New York, NY 10022 and JP Morgan Chase & Co., 270 Park Avenue, New York, NY 10017. BlackRock, Inc. has reported that at December 31, 2013, it and related entities beneficially owned 18,780,484 shares for which they had sole voting power over 15,981,706 shares and sole dispositive power over 18,780,484 shares, representing approximately 7.7 percent of Sempra Energy’s outstanding shares. JP Morgan Chase & Co. has reported that at December 31, 2013, it and related entities beneficially owned 12,749,824 shares for which they had sole voting power over 11,793,229 shares, shared voting power over 315,302 shares, sole dispositive power over 12,421,637 shares and shared dispositive power over 327,227 shares, representing approximately 5.2 percent of Sempra Energy’s outstanding shares.

Employee savings plans sponsored by Sempra Energy and its affiliates, including SoCalGas, hold 13,839,641 shares of Sempra Energy’s common stock (approximately 5.6 percent of its outstanding shares) for the benefit of employees of Sempra Energy and certain subsidiaries, including the company, as of March 3, 2014.

For information regarding share ownership requirements applicable to the company’s directors and officers, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our shares. Based solely on our review of the reports filed and written representations from directors and executive officers that no other reports were required, we believe that all filing requirements were timely met during 2013.

ELECTION OF DIRECTORS

At the Annual Meeting, five directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The five director candidates receiving the highest number of affirmative votes will be elected as directors of the company. Votes against the directors and votes withheld will have no legal effect.

The five current directors of SoCalGas have been nominated for re-election to the board. The name of each nominee, biographical information regarding each nominee and a description of each nominee’s specific experience and attributes that make him or her a well-qualified and valuable board member are set forth below. Except for Mr. Arriola and Ms. Wyrsch, the directors have held the positions set forth below or various positions with the same or affiliated organizations for at least the last five years.

Dennis V. Arriola, 53, became the Chief Executive Officer of SoCalGas on March 1, 2014. He has been the President of SoCalGas since August 2012 and a director of SoCalGas since December 2012. Mr. Arriola served as Chief Operating Officer of SoCalGas from August 2012 to December 2013. Prior to rejoining the company, Mr. Arriola served as Executive Vice President and Chief Financial Officer from April 2010 to March 2012 and as Senior Vice President and Chief Financial Officer from November 2008 to March 2010, in each case at SunPower Corporation. He served as Senior Vice President and Chief Financial Officer of SoCalGas and SDG&E from 2006 to 2008.

Mr. Arriola has extensive energy industry experience, financial expertise and significant executive experience.

Joseph A. Householder, 58, became a director of SoCalGas in 2010. He has been Executive Vice President and Chief Financial Officer of Sempra Energy since October 2011. Previously, he was Senior Vice President, Chief Accounting Officer and Controller of Sempra Energy.

Prior to joining Sempra Energy, Mr. Householder was a partner at PricewaterhouseCoopers’ national tax office and served as Vice President of Corporate Development and Assistant Chief Financial Officer at Unocal. Mr. Householder has in-depth knowledge of corporate accounting, tax and compliance practices, particularly within the energy industry.

Jessie J. Knight, Jr., 63, became a director and Chairman of the Board of Directors of SoCalGas on March 1, 2014. On January 1, 2014, Mr. Knight became Sempra Energy’s Executive Vice President — External Affairs. Prior to reassuming his current role with Sempra Energy, he was the Chief Executive Officer of SDG&E from April 2010 to December 2013. From August 2006 to March 2010, he was the Executive Vice President — External Affairs of Sempra Energy. Since April 2010, Mr. Knight has been, and continues to be, the Chairman of the Board of Directors of SDG&E. Mr. Knight is also a director of the Seattle-based Alaska Air Group.

Mr. Knight has a keen understanding of the San Diego region and how to work with diverse community groups to achieve a common goal. Prior to joining Sempra Energy, Mr. Knight was the President and Chief Executive Officer of the San Diego Regional Chamber of Commerce where he bolstered his familiarity with local customers’ perspectives. Before that, he served as a commissioner for the California Public Utilities Commission, gaining knowledge of California’s energy and regulatory environment.

J. Bret Lane, 54, became a director of SoCalGas on March 1, 2014 and the Chief Operating Officer of SoCalGas on January 4, 2014. Prior to assuming these roles, Mr. Lane served as Senior Vice President — Gas Operations and System Integrity for both SoCalGas and SDG&E from August 2012 to January 2014, responsible for all aspects of gas delivery services, including region operations, engineering, transmission, storage and pipeline safety. Mr. Lane has held several senior level positions with SoCalGas and SDG&E, including Vice President — Gas Transmission and Distribution from January 2008 to April 2010; Vice President — Field Services from April 2010 to August 2012; and Chief Environmental Officer from September 2005 to January 2008.

Mr. Lane has served our company in a broad range of management roles for over 30 years. His extensive experience and in-depth understanding of the natural gas industry, along with his comprehensive management experience, make him a valuable addition to our board.

Martha B. Wyrsch, 56, became a director of SoCalGas in September 2013. She was appointed Executive Vice President and General Counsel of Sempra Energy in September 2013. Prior to joining Sempra Energy, from 2009 to 2012, Ms. Wyrsch served as President of Vestas American Wind Systems, the Portland, Oregon-based affiliate of Danish-owned Vestas Wind Systems A/S, and Chair of the Vestas North American Regional Council. From 2005 to 2008, Ms. Wyrsch served as President and Chief Executive Officer of Duke Energy Gas Transmission Company and its successor, Spectra Energy Transmission, a natural gas transmission, storage, distribution, gathering and processing business in the U.S. and Canada. Ms. Wyrsch currently serves on the Boards of Directors of SPX Corporation, Spectris plc and the Cristo Rey Network.

Ms. Wyrsch’s extensive experience in the energy industry, coupled with her knowledge gained from her many years as a practicing attorney, makes her a valuable addition to the SoCalGas board.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to approve an advisory resolution on SoCalGas’s executive compensation as reported in this Information Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our executive officers named in the executive compensation tables in this Information Statement (“named executive officers”).

To be approved, the proposal must receive votes “FOR” the proposal constituting a majority of the shares represented and voting at the Annual Meeting at which a quorum is present, and the approving majority must also represent more than 25 percent of our outstanding voting stock. If you indicate “ABSTAIN,” it will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting, but will not be considered a vote cast with respect to this proposal.

Compensation Discussion and Analysis

As described more fully in the Compensation Discussion and Analysis section of this Information Statement, SoCalGas’s executive compensation program is designed to attract, motivate, and retain key employees, including our named executive officers, and promote strong, sustainable, long-term performance. We urge our shareholders to read “Executive Compensation—Compensation Discussion and Analysis,” which describes in detail how our executive compensation policies and procedures operate and, more specifically, describes our 2013 executive compensation program and decisions. Our Board of Directors believes that our executive compensation program fulfills these objectives and is reasonable, competitive and aligned with our performance and the performance of our executives.

Resolution

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Information Statement by voting in favor of the following resolution:

RESOLVED, as an advisory matter, the shareholders of Southern California Gas Company approve the compensation paid to the company’s named executive officers as disclosed in this Information Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

This say-on-pay vote is advisory and will not be binding on the company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the Information Statement?

In this Compensation Discussion and Analysis, we:

•	Outline our compensation philosophy and discuss how the SoCalGas Board of Directors determines executive pay.
•	Describe each element of executive pay, including base salaries, short-term and long-term incentives and executive benefits.
•	Describe how we manage risk in our incentive compensation plans.

Who are the Named Executive Officers?

This Compensation Discussion and Analysis focuses on the compensation of our named executive officers:

•	Anne S. Smith: Chairman and Chief Executive Officer (retired on March 1, 2014)
•	Dennis V. Arriola: President and Chief Operating Officer (promoted to President and Chief Executive Officer on March 1, 2014)
•	Robert M. Schlax: Vice President, Chief Financial Officer, Treasurer and Controller
•	Erbin B. Keith: Senior Vice President and General Counsel
•	Lee Schavrien: Senior Vice President, Finance, Regulatory and Legislative Affairs

Messrs. Schlax and Schavrien are officers of both SoCalGas and SDG&E. The amounts shown in this Information Statement for Messrs. Schlax and Schavrien reflect their total compensation, the cost of which is allocated between SoCalGas and SDG&E.

What is our Compensation Philosophy?

Our Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Aligning pay with short-term and long-term company performance.
•	Performance-based incentives aligned with value creation for shareholders.
•	Balance between short-term and long-term incentives.
•	More pay tied to performance at higher levels of responsibility.

Elements of our executive pay program that exemplify our pay-for-performance philosophy include:

•	Over 70 percent of our CEO’s target pay is performance-based.
•	Performance measures in our short-term and long-term incentive plans are directly linked to SoCalGas’ and Sempra Energy’s financial performance and Sempra Energy shareholder returns.
•	One hundred percent of short-term incentive compensation is performance-based.
•

One hundred percent of the CEO’s long-term incentive compensation is performance-based and seventy-five percent of other named executive officers’ long-term incentive compensation is performance-based.

•

Long-term incentive compensation is delivered primarily through performance-based restricted stock units with a performance measure tied to Sempra Energy’s four-year relative cumulative total shareholder return. In addition, 2014 long-term incentive compensation awards include a second performance measure based on earnings per share growth.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Our compensation program goals include:

•	Aligning compensation with company performance.
•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.
•	Motivating executives to achieve superior performance.
•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

Company performance is the key indicator of whether our programs are effective. In 2013, SoCalGas employees participated in an annual incentive plan. The primary performance measures under the annual incentive plan were SoCalGas earnings, nonfinancial operational measures and Sempra Energy earnings. Sempra Energy’s total return to shareholders, and starting for awards granted in 2014, earnings per share growth are the performance measures in the long-term incentive plan awards.

What compensation governance measures are in place?

Our compensation practices, which are highlighted below, reflect our pay-for-performance philosophy and our commitment to sound corporate governance.

What We Do:

•

We link pay to performance and shareholder interests. We use company earnings, relative total shareholder return and earnings per share growth as the incentive plan financial performance measures. Our short-term incentive plan also includes performance measures related to employee and public safety, customer satisfaction and supplier diversity.

•	We review external market data when making compensation decisions.
•

Our clawback policy provides for the forfeiture, recovery or reimbursement of incentive plan awards as required by law or stock exchange rules. In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in instances of an employee’s fraudulent or intentional misconduct.

•	All officers are subject to stock ownership requirements ranging from 3x base pay for SoCalGas’s CEO to 1x base pay for vice presidents.
•	Executive perquisites are limited and constitute a small proportion of our executive total rewards program.
•	Change in control severance benefits are payable only upon a change in control with termination of employment (“double trigger”).
•	Our Sempra Energy 2013 Long-Term Incentive Plan, in which SoCalGas employees participate, includes a double trigger provision for vesting of equity in connection with a change in control.

What We Don’t Do:

•	Long-term incentive plan grants are made from a Sempra Energy shareholder-approved plan that prohibits stock option repricing and cash buyouts without shareholder approval.
•	Employees are prohibited from trading in puts, calls, options or other similar securities related to Sempra Energy common stock.
•	Officers are prohibited from pledging company stock.
•	No named executive officers received tax gross-ups, other than gross-ups related to relocation.
•	Officers are not given pension credit for years not worked.
•	SoCalGas’ CEO does not participate in decisions regarding his or her own compensation. Our other executive officers also do not determine or approve their own pay.

LABOR MARKET BENCHMARKING

How is external market data used in determining pay?

External pay data is used to help align executive compensation levels, in total and by component, with the labor market. The SoCalGas Board of Directors views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, our Board:

•	Reviews external market data from the Aon Hewitt Total Compensation Management (TCM) Database covering non-financial Fortune 500 companies with revenues between $5 billion and $20 billion.
•

Reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

•	Analyzes data for utility-specific positions periodically.

How is internal equity used in determining pay?

Internal equity is used to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

COMPENSATION COMPONENTS

The primary components of our compensation program are:

•	Base salaries
•	Performance-based annual bonuses
•	Performance-based long-term equity incentive awards granted by Sempra Energy

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels used to establish compensation for the named executive officers may vary substantially based upon the roles and responsibilities of individual officers.

Managing Risk in Compensation Plans

SoCalGas manages the risk inherent in incentive compensation plans by balancing short-term and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Long-term incentive awards are based on a four-year vesting period instead of the three-year vesting period typically used by our peers. Risk is also managed through the incentive plan design and selection of the performance measures.

Our risk management program is further strengthened by our clawback policy, which applies to both short-term and long-term incentive plans, and our executive stock ownership requirements.

An independent consultant, Exequity, conducted a risk assessment of our incentive compensation programs. Their findings concluded that our incentive plans do not create risks that are likely to have a material adverse impact on the company. Specific examples of safeguards and risk-mitigating features found in our executive incentive compensation programs are listed below.

Our long-term incentive awards:

•	Use a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25 percent or 50 percent for threshold performance.
•	Avoid “cliffs” in the payout scale, avoiding the creation of pressure points that may encourage unintended results.
•	An example of a cliff is a scale that pays 50 percent for threshold performance and zero for performance below threshold.
•	Provide for a four-year performance period for restricted stock unit grants. This time period is consistent with the typical development time frame for our major capital investment projects.

•

Use a market-based performance measure, Sempra Energy’s relative total shareholder return, for restricted stock unit grants made by Sempra Energy. A secondary measure based on long-term earnings per share growth was added in 2014.

•

Measure Sempra Energy’s total shareholder return against the Standard & Poor’s (“S&P”) 500 Index and S&P 500 Utilities Index rather than against a peer group selected by the company. Using these indices ensures objectivity in the composition of our peer groups.

Our annual bonus plans:

•

Use a payout scale that begins at zero for threshold performance. In contrast, many of our peers pay 25 percent or 50 percent for threshold performance. Our payout scale is linear, ranging from zero at threshold to 200 percent at maximum.

•

Use financial performance measures that are based on the earnings reported in our financial statements with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration by the SoCalGas Board of Directors.

•	Incorporate several different performance measures, including both financial and operational measures.
•	Provide the SoCalGas Board of Directors with upward and downward discretion over incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total compensation. Figure 1 shows each component of our CEO’s total pay at target company performance.

Figure 1.

Why is pay mix important?

Our pay mix helps to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Approximately 70 percent of our CEO’s target total pay is delivered through performance-based incentives.

Figure 2 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 2.

Actual pay mix may vary substantially from that shown in Figure 2. This may occur as a result of corporate and individual performance, which greatly affects annual bonuses and the value of long-term incentives.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers approximate the median of those for the non-financial Fortune 500 companies. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds.

The SoCalGas Board of Directors annually reviews base salaries for executive officers. The board considers the following factors in its review:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Company performance • Complexity of roles and responsibilities	• Succession planning • Retention needs • Reporting relationships • Internal equity • Experience

Base Salary Adjustments for 2013

Based on a review of market data, Ms. Smith and Mr. Arriola received base salary increases of 2.0 percent and Mr. Schavrien received an increase of 2.6 percent in 2013. No other named executive officers received salary adjustments in 2013.

2.	Performance-Based Annual Bonuses

Performance Guidelines and Bonus Payments

Each year the SoCalGas Board of Directors establishes performance guidelines for bonus payments under the Executive Incentive Compensation Plan and Shared Services Executive Incentive Compensation Plan. Consistent with our pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from zero for performance at the threshold level to 200 percent of target for performance at maximum.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary. Table 1 illustrates how these percentages vary with the individual officer’s position and attainment of goals.

In 2013, bonus opportunities for our named executive officers were as follows:

Bonus Potential as a Percent of Base Salary as of December 31, 2013	Threshold	Target	Maximum
Anne S. Smith	0%	70%	140%
Dennis V. Arriola	0%	60%	120%
Robert M. Schlax	0%	45%	90%
Erbin B. Keith	0%	50%	100%
Lee Schavrien	0%	50%	100%

Table 1.

Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at non-financial Fortune 500 companies. Target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at such companies. Bonus payouts at our maximums are intended to fall within the third quartile (between the 50th and 75th percentile) of bonus payouts among these companies.

Because our 2013 overall performance was between target and maximum, our actual payments fell within the third quartile of the external market data.

What were the annual bonus performance goals for the named executive officers?

In 2013, Ms. Smith and Messrs. Arriola and Keith participated in the SoCalGas Executive Incentive Compensation Plan. The performance measures for this plan were SoCalGas earnings, nonfinancial operational measures and Sempra Energy earnings. The relative weights of these measures as a percentage of the overall target were 35 percent, 40 percent, and 25 percent respectively.

Messrs. Schlax and Schavrien participated in the SoCalGas and SDG&E Shared Services Executive Incentive Compensation Plan because they provide services to both utilities. The performance measures for the Shared Services plan were based 50 percent on the SoCalGas performance measures described above and 50 percent on SDG&E performance measures.

Table 2 shows the financial criteria for 2013 bonuses:

2013 Financial Goals for Bonus Purposes (dollars in millions)	Threshold	Target	Maximum
Southern California Gas Company Earnings	$320	$363	$390
San Diego Gas & Electric Earnings[1]	$500	$540	$580
Sempra Energy Earnings	$854	$949	$1,044

Table 2.

1 SDG&E earnings is a performance measure in the Shared Services plan, and applies only to Messrs. Schlax and Schavrien.

How were the financial goals determined?

The SoCalGas earnings target of $363 million was based on SoCalGas’s financial plan. Targets for the nonfinancial operational measures were based on safety, customer satisfaction and supplier diversity goals, as well as milestones related to key projects.

SoCalGas earnings and Sempra Energy earnings for incentive plan purposes may be higher or lower than earnings reported in the companies’ financial statements due to certain pre-established adjustments.

Consistent with the approach taken in prior years, at the beginning of the year, it was determined that the calculation of SoCalGas earnings and Sempra Energy earnings for bonus purposes would be adjusted as follows:

•	Exclude positive or negative impact of major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.
•	Include up to 10 percent of the impact of 2007 wildfire litigation (not applicable to SoCalGas earnings).
•

Include up to 10 percent of the impact of any impairment of the San Onofre Nuclear Generating Station (SONGS) or any related earnings effect from purchased replacement power (not applicable to SoCalGas earnings).

•

Include 10 percent of any gains or losses for the sale of assets or write-down of assets in connection with a sale. This is because the Board of Directors believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

•

Exclude the pro forma earnings impact of any acquisition or divestiture with a total value of at least $100 million to the extent the earnings impact of such acquisition or divestiture is not included in the Sempra Energy earnings target.

2013 Performance-Based Annual Bonus Payments

SoCalGas earnings for 2013 bonus purposes were $366 million, which was between the target and maximum performance goals. Overall performance for the nonfinancial operational goals was between target and maximum performance. The Sempra Energy earnings goal was at maximum performance.

The overall annual bonus plan performance result was 155 percent of target for the SoCalGas annual incentive plan and 141 percent of target for the Shared Services plan. Based on this performance and its consideration of the contributions of each named executive officer, the SoCalGas Board of Directors approved the payment of the annual bonuses shown in Table 3:

Bonuses Paid for 2013 Performance	Basis for Award Calculation[1]	Bonus Percentage[2]	Bonus[2]
Anne S. Smith	$520,200	108%	$563,200
Dennis V. Arriola	$475,800	93%	$441,500
Robert M. Schlax	$282,426	63%	$178,700
Erbin B. Keith	$353,022	77%	$273,000
Lee Schavrien	$349,900	70%	$245,900

Table 3.

1 Basis for Award Calculation is base salary at year-end plus any eligible lump sum awards. Mr. Schlax and Mr. Keith received lump sum merit awards of $8,226 and $6,922 respectively.

2 For display purposes, the bonus percentage is rounded to the nearest whole percentage, and bonus amounts are rounded up to the nearest $100.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are a large component of each named executive officer’s compensation package. (See Figure 2 for these percentages.) Long-term equity-based incentives are granted to our executives by the Compensation Committee of the Sempra Energy Board of Directors based on the recommendations of the SoCalGas Board of Directors regarding such awards.

Performance for purposes of these awards is measured over a four-year performance period. Competitive benchmarking suggests that a three-year performance period is the most common measurement period in the external market. However, we believe at this time that using a four-year performance period for our equity-based incentives promotes a long-term strategic focus and is consistent with the typical development time frame for our major capital investment projects.

What type of equity is granted?

In accordance with our pay-for-performance philosophy, the 2013 long-term incentive plan award primarily was in the form of performance-based restricted stock units (100 percent of grant date value for Ms. Smith; 75 percent of grant date value for other Named Executive Officers). In order to encourage retention, the award design also included time-based restricted stock units (25 percent of grant date value for Named Executive Officers other than Ms. Smith). Both the performance-based and time-based restricted stock units are subject to vesting at the end of four years. The time-based restricted stock units for Ms. Smith vested upon her March 1, 2014 retirement.

Why is this type of equity used?

This equity award structure was approved after considering many variables. These included alignment with shareholder interests, retention, plan expense, share usage and market trends.

What are general practices with respect to equity grants?

The following equity award practices have been in place for many years:

•	Awards are granted under a Sempra Energy shareholder-approved plan.
•	Grants of awards are not backdated or repriced.
•	Grants of awards are not coordinated with the release of material information to result in favorable pricing.
•	Annual grants of equity-based incentive awards are authorized on the first trading day of each new year.

In making the annual grants:

•	A dollar value is specified based on a percentage of base salary.
•	The number of shares underlying the awards granted each year is based on a dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described previously.

On the annual January grant date:

•	We calculate the precise number of shares to be granted to each executive officer for each type of award.
•

We apply Monte Carlo valuation models previously authorized by the Compensation Committee of the Sempra Energy Board of Directors and use the closing price for shares of Sempra Energy common stock on that date to make such calculations.

Equity awards also may be granted upon the hiring or promotion of executive officers or to award extraordinary performance with the approval of the Compensation Committee of the Sempra Energy Board of Directors based on the recommendation of the SoCalGas Board of Directors regarding such awards.

What is the value of the equity grants?

The estimated grant date fair values of the annual awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future Sempra Energy stock price performance. These amounts will not necessarily track with the grant date value targets.

Table 4 illustrates the estimated grant date fair value of 2013 annual awards as a percentage of base salary.

Estimated Grant Date Values for 2013 as a % of Base Salary	Performance- Based RSUs	Time- Based RSUs	Total
Anne S. Smith	180%	0%	180%
Dennis V. Arriola	135%	45%	180%
Robert M. Schlax	67%	23%	90%
Erbin B. Keith	90%	30%	120%
Lee Schavrien	90%	30%	120%

Table 4.

Why does the company grant performance-based restricted stock units?

We seek a direct link to performance in comparison to indices and peers. To achieve this result, we use performance-based restricted stock units based on relative total shareholder return as the primary award vehicle for equity grants. Beginning in 2014, we added a second performance measure based on long-term earnings per share growth. This measure will further strengthen the link between pay and long-term performance.

Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, and so result in lower dilution.

What are the performance goals for restricted stock units?

The 2014 long-term incentive plan awards include two performance measures – relative total shareholder return and earnings per share (EPS) growth. Prior to 2014, relative total shareholder return was the sole performance measure.

1.	Relative Total Shareholder Return

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on Sempra Energy’s four-year cumulative total shareholder return compared to the S&P 500 Index and the S&P 500 Utilities Index as shown in Table 5.

If Sempra Energy’s performance ranks at the 50th percentile or higher compared to the S&P 500 Index, participants will receive a minimum of 1.0 share for each restricted stock unit. If Sempra Energy’s performance exceeds the 50th percentile compared to the S&P 500 Utilities Index, participants have the opportunity to earn up to 1.5 shares for each restricted stock unit.

The 2014 award includes a stretch performance goal that provides for a payout of 2.0 shares for each restricted stock unit if Sempra Energy’s performance exceeds the 90th percentile of the S&P 500 Utilities Index.

The plan also pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Percentile Ranking	Number of Shares of Sempra Energy Common Stock Received For Each Restricted Stock Unit
	Performance vs. S&P 500 Index[1]	Performance vs. S&P 500 Utilities Index
90th Percentile or Above [2014 award only]	Not used for upside potential	2.0
75th Percentile or Above [Maximum for awards prior to 2014]	Not used for upside potential	1.5
50th Percentile	1.0	1.0
35th Percentile or Below	Not used for downside potential	0.0

Table 5.

1 If Sempra Energy ranks above the 50th percentile compared to the S&P 500 index, participants will receive a minimum of 1.0 share for each restricted stock unit.

2.	Earnings Per Share Growth

The 2014 long-term incentive plan awards include a performance-based restricted stock unit award linked to earnings per share growth. The award measures the four-year compound annual growth rate of Sempra Energy’s earnings per share beginning on January 1, 2014 and ending on December 31, 2017. The payout scale below was developed based on Sempra Energy’s long-term earnings per share growth guidance as well as the December 31, 2013 analyst consensus long-term earnings per share growth estimates for the S&P 500 Utilities Index peer companies. The 3.3 percent threshold payout of zero represents the 25th percentile of the analyst consensus estimates. The target payout of 4.4 percent is based on the median consensus estimate. In order to achieve a maximum payout, Sempra Energy’s earnings per share compound annual growth must exceed 8 percent, which is the top of our long-term earnings per share growth guidance.

EPS Compound Annual Growth Rate	Number of Shares of Sempra Energy Common Stock Received for Each Restricted Stock Unit
8% or higher	2.0
6.7%	1.5
4.4%	1.0
3.3%	0.0

Table 6.

Note: If performance falls between the tiers shown in Table 6, the payout is calculated using linear interpolation.

For purposes of the long-term incentive plan award, Sempra Energy earnings per share excludes:

•	Ninety percent of gains and losses related to asset sales and impairments
•	Ninety percent of the impact of wildfire litigation
•	Ninety percent of the impact of any impairment of SONGS and any related earnings effect from purchased replacement power
•

Reductions in GAAP earnings caused by other unusual or non-operating items as described in Section 13.2 of the Sempra Energy 2013 Long-Term Incentive Plan. However, the Compensation Committee of the Sempra Energy Board of Directors may use negative discretion to include such items.

What were the results for the 2010 performance-based restricted stock unit award which vested on January 2, 2014?

Sempra Energy’s relative total shareholder return from 2010 to 2013 met the 73rd percentile of the S&P 500 Utilities Index. Based on Sempra Energy’s performance ranking against the S&P 500 Utilities Index over the four-year performance period, the performance-based restricted stock units for the 2010 to 2013 Long-Term Incentive Plan cycle vested at 145 percent of the target performance level (1.45 shares of common stock for each restricted stock unit) after the Compensation Committee of the Sempra Energy Board of Directors certified performance results.

Benefit Plans

Our executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance and Disability Plans

Our executive officers participate in life, disability, medical and dental insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition to the basic group plans?

In addition to the basic group plans, some of our executive officers participate in the following:

•

A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents. This plan was closed to new participants in 2012.

•

A life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees). This plan was closed to new participants in 2012.

•

A long-term disability plan providing additional protection upon disability (60 percent of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

2.	Retirement Plans

Our executive officers participate in the Sempra Energy Cash Balance Plan and Ms. Smith, Mr. Arriola and Mr. Schavrien also participate in a Supplemental Executive Retirement Plan.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to most employees of Sempra Energy and its subsidiaries.

Why does the company offer a supplemental retirement plan?

Our Board of Directors and the Compensation Committee of the Sempra Energy Board of Directors believe that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

The Sempra Energy Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[1]
•	actual years of service
•	age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan. Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

3.	401(k) Savings and Deferred Compensation Plans

Our executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers and other key management employees may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan are invested on a tax-deferred basis.

The company matches one-half of the first 6 percent of the employee’s contributions. We also make an additional company contribution of up to 1 percent of base pay if we meet or exceed annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 85 percent of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Participants can direct these deferrals into:

•	Funds that mirror the investments available under the 401(k) savings plan, including a Sempra Energy phantom stock account, and
•	A fund providing interest at the greater of 110 percent of the Moody’s Corporate Bond Yield or Moody’s plus 1 percent.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) savings plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. These contributions are identical to the matching contributions made for other employees under the 401(k) savings plan.

[1]	Final average pay is the average of the two highest years of base salary plus the average of the three highest annual bonuses prior to retirement.

All employee contributions, matching company contributions and investment earnings in both the 401(k) savings plan and deferred compensation plan vest immediately.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. We review the level and types of these benefits each year. We believe that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. As of December 31, 2013, Mr. Schlax’s agreement was the only agreement with an excise tax gross-up provision. Effective January 17, 2014, Mr. Schlax entered into a new agreement that does not contain an excise tax gross-up provision. None of our officers has an employment agreement.

Why does the company provide severance agreements?

We believe that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer;
•	mitigating legal issues upon a separation of employment; and
•	retaining talent during uncertain times.

By mitigating the adverse effects of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause, or
•	when the executive resigns for “good reason.”

What does resignation for “Good Reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Do the agreements for the named executive officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

None of the Named Executive Officers’ agreements contains a tax gross-up provision.

What happens to outstanding equity awards upon a change in control?

The Sempra Energy 2013 Long-Term Incentive Plan contains a double trigger change in control provision. Awards do not automatically vest upon a change in control. Rather, vesting is only accelerated upon a termination of employment that meets certain conditions following a change in control.

Some outstanding awards were granted under Sempra Energy’s 2008 Long-Term Incentive Plan. Under the 2008 plan, upon a change in control of Sempra Energy, all previously granted stock options vest and become immediately exercisable.

All performance and time restrictions lift for outstanding restricted stock and restricted stock unit grants. For performance-based restricted stock unit awards granted in 2009 through May 2013, the number of shares earned is determined based on performance through the date of the change in control (or based on target performance if the change in control occurs less than two years after the grant date).

SHARE OWNERSHIP REQUIREMENTS

Share ownership requirements for officers further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of Sempra Energy share ownership that our officers are required to achieve and maintain. For officers, the requirements are:

Executive Level	Share Ownership Requirements

President and Chief Executive Officer	3x base salary
Chief Operating Officer	2x base salary
Senior Vice Presidents and Vice Presidents	1x base salary

Table 7.

For purposes of the requirements, we include shares owned directly or through benefit plans. We also count deferred compensation that executives invest in phantom shares of Sempra Energy’s common stock, vested portion of certain in-the-money stock options and time-based restricted stock units.

We expect officers to meet these requirements within five years of hire or any officer level promotion. All officers are in compliance with the requirements.

The company also prohibits employees from trading in puts, calls, options or other future rights to purchase or sell shares of Sempra Energy.

IMPACT OF REGULATORY REQUIREMENTS

Many Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are effective and in full compliance with these requirements.

CONCLUSION

We have structured our executive compensation programs to provide competitive pay opportunities (levels found in the marketplace), and to reward outstanding individual and company performance.

For 2013, our executive officers’ total direct compensation (base salaries, bonuses paid and the grant date value of long-term incentives) generally fell within the third quartile (between the 50th percentile and the 75th percentile) of the non-financial Fortune 500 market data. Our salaries are competitive and our performance-based compensation is strongly aligned with the interests of our shareholders.

We will continue to monitor our pay programs for alignment with performance, shareholder interests and competitive labor markets. We will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION REPORT OF THE BOARD OF DIRECTORS

The Board of Directors of SoCalGas has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this Information Statement and, based upon that review and discussion, authorized that it be so included.

BOARD OF DIRECTORS

Jessie J. Knight, Jr., Chair

Dennis V. Arriola

J. Bret Lane

Joseph A. Householder

Martha B. Wyrsch

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize our named executive officers’ compensation for the last three years.

Summary Compensation Table	Year	Salary	Stock Awards (C)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (D)	All Other Compen- sation (E)	Total
			Restricted stock and restricted stock units	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Anne S. Smith (A)	2013	$520,200	$936,362	$563,200	$1,097,985	$76,087	$3,193,834
Chairman and	2012	$452,507	$543,775	$530,000	$1,274,141	$50,407	$2,850,830
Chief Executive Officer	2011	$370,100	$518,328	$268,100	$970,838	$67,615	$2,194,981
Dennis V. Arriola (B)	2013	$475,800	$856,796	$441,500	$583,763	$56,774	$2,414,633
President and Chief Operating Officer	2012	$191,148	$419,996	$455,800	$1,894,362	$6,087	$2,967,393
Robert M. Schlax	2013	$274,200	$247,510	$178,700	$41,680	$33,074	$775,164
Vice President, Chief Financial Officer,	2012	$274,200	$251,996	$202,100	$49,594	$25,134	$803,024
Treasurer and Controller	2011	$274,200	$248,629	$186,400	$39,711	$25,607	$774,547
Erbin B. Keith	2013	$346,100	$415,677	$273,000	$113,931	$36,811	$1,185,519
Senior Vice President	2012	$346,100	$417,777	$290,100	$109,147	$39,494	$1,202,618
and General Counsel	2011	$346,100	$417,191	$227,900	$61,034	$31,327	$1,083,552
Lee Schavrien	2013	$349,900	$420,566	$245,900	$668	$40,032	$1,057,066
Senior Vice President—Finance,	2012	$341,000	$553,880	$279,300	$930,232	$35,877	$2,140,289
Regulatory and Legislative Affairs	2011	$331,300	$600,349	$248,700	$856,474	$36,465	$2,073,288

(A)	Ms. Smith retired on March 1, 2014.

(B)	Mr. Arriola was appointed to be the Chief Executive Officer of the Company on March 1, 2014. He retained his position as President, but is no longer Chief Operating Officer.

(C)	Grant date fair value of stock awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Stock awards consist of performance-based and time-based restricted stock and restricted stock units. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(D)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120 percent of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2013 amounts are:

2013 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Anne S. Smith	$1,047,658	$50,327	$1,097,985
Dennis V. Arriola	$582,936	$827	$583,763
Robert M. Schlax	$41,680	$—	$41,680
Erbin B. Keith	$87,851	$26,080	$113,931
Lee Schavrien	$—	$668	$668

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Nonqualified Deferred Compensation.”

(E)	All Other Compensation amounts for 2013 are:

2013 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Anne S. Smith	$34,545	$20,043	$21,500	$76,087
Dennis V. Arriola	$29,143	$1,475	$26,156	$56,774
Robert M. Schlax	$16,373	$1,475	$15,226	$33,074
Erbin B. Keith	$21,214	$1,475	$14,122	$36,811
Lee Schavrien	$21,153	$7,879	$11,000	$40,032

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; relocation; and salary planning lump sum merit awards. They do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Executive officers participate in incentive compensation plans that are designed to encourage high levels of performance on both a short-term and long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under the executive incentive plan. Longer-term incentives, typically Sempra Energy performance-based restricted stock and restricted stock unit awards and service-based stock options, are provided under Sempra Energy’s Long Term Incentive Plan.

In the table below, we summarize 2013 grants of plan-based awards to each of the named executive officers.

2013 Grants of Plan-Based Awards	Grant Date (A)	Authorization Date (A)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Grant Date Fair Value of Stock and Option Awards (D)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Anne S. Smith
Restricted Stock Units	1/02/13	12/13/12				—	16,310	24,465	$936,362
Annual Bonus			$—	$364,200	$728,300
Dennis V. Arriola
Restricted Stock Units	1/02/13	12/13/12				—	11,190	16,785	$642,421
Restricted Stock Units	1/02/13	12/13/12				—	2,970	2,970	$214,375
Annual Bonus			$—	$285,500	$571,000
Robert M. Schlax
Restricted Stock Units	1/02/13	12/13/12				—	3,230	4,845	$185,435
Restricted Stock Units	1/02/13	12/13/12				—	860	860	$62,075
Annual Bonus			$—	$127,100	$254,200
Erbin B. Keith
Restricted Stock Units	1/02/13	12/13/12				—	5,430	8,145	$311,738
Restricted Stock Units	1/02/13	12/13/12				—	1,440	1,440	$103,939
Annual Bonus			$—	$176,600	$353,100
Lee Schavrien
Restricted Stock Units	1/02/13	12/13/12				—	5,490	8,235	$315,183
Restricted Stock Units	1/02/13	12/13/12				—	1,460	1,460	$105,383
Annual Bonus			$—	$175,000	$349,900

(A)	Grant and authorization dates applicable to equity incentive awards, which consist of performance-based restricted stock units and service-based restricted stock and restricted stock units. Awards are authorized as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The Compensation Committee of the Sempra Energy Board of Directors specifies a dollar value and other terms for the awards to be granted to each executive officer. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of Sempra Energy common stock on that date. Awards also may be granted at other times upon the hiring or promotion of executive officers or for extraordinary performance.

(B)	Non-equity incentive plan awards consist of annual performance-based bonuses payable under our executive incentive plan. Amounts reported in the table represent target and maximum bonuses for 2013 to be paid under performance guidelines established at the beginning of the year by our Board of Directors. The performance guidelines were satisfied at levels resulting in above-target bonus payouts. These amounts are reported in the Summary Compensation Table as non-equity incentive plan compensation.

(C)

Equity incentive plan awards consist of Sempra Energy performance-based restricted stock units and time-based restricted stock and restricted stock units granted under Sempra Energy’s Long Term Incentive Plan. During the performance period for the performance-based restricted stock units, dividends paid, or that would have been paid, on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at the then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or certain other events that may be specified in the award agreement or the executive’s severance pay agreement, the award is forfeited subject to earlier vesting upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement.

Shares subject to the performance-based restricted stock units granted in 2013 will vest or be forfeited at the beginning of 2017 based upon Sempra Energy’s total return to shareholders. The target number of shares will vest if Sempra Energy has achieved a cumulative total return to shareholders for a four-year performance period among the top 50 percent of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150 percent of the target number) for performance at or above the 75th percentile of that index. If Sempra Energy’s performance does not place Sempra Energy among the top 50 percent of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

Sempra Energy permits each holder of restricted stock and restricted stock units to sell to the company (at the market price of its shares at the end of the performance period) a sufficient number of vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

(D)	Grant date fair values are calculated in accordance with generally accepted accounting principles for financial reporting purposes as described in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. With respect to the performance-based restricted stock unit awards, a Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate the grant date fair value. The value actually realized by executives from stock awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

Outstanding Equity Awards at Year-End

In the table below, we summarize our grants of equity awards that were outstanding at December 31, 2013 for our named executive officers. The grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End		Options Awards (Service-Based Stock Options) (A)					Performanced-Based Restricted Stock Units (B)			Service-Based Restricted Stock and Restricted Stock Units (C)
		Number of Shares Underlying Unexercised Options		Exercise Price		Expiration Date	Number of Unearned/ Unvested Shares (D)		Market Value of Unearned/ Unvested Shares	Number of Unearned Unvested Shares (D)	Market Value of Unearned/ Unvested Shares
	Grant Date	Exercisable	Unexer- cisable
Anne S. Smith	01/02/13						25,187		$2,260,782
	01/03/12						13,277		1,191,731	2,666	$239,303
	01/03/11						20,390		1,830,164
	01/04/10	4,875	1,625	$55.90		01/03/20	11,813	(F)	1,060,342
	01/02/08	7,800	—	$61.41		01/01/18
	01/03/07	7,800	—	$56.77		01/02/17

		20,475	1,625	$58.15	(E)		70,667		$6,343,019	2,666	$239,303

Dennis V. Arriola	01/02/13						17,280		$1,551,082	3,058	$274,454
	08/06/12						8,384		752,522	1,577	141,565

							25,664		$2,303,604	4,635	$416,019

Robert M. Schlax	01/02/13						4,988		$447,721	885	$79,472
	01/03/12						6,079		545,612	1,280	114,866
	01/03/11						9,780		877,883
	01/04/10		975	$55.90		01/03/20	7,219	(F)	647,987

			975	$55.90	(E)		28,066		$2,519,203	2,165	$194,338

Erbin B. Keith	01/02/13						8,385		$752,670	1,482	$133,069
	01/03/12						10,238		918,925	2,026	181,871
	01/03/11						16,411		1,473,059
	01/04/10		1,975	$55.90		01/03/20	14,438	(F)	1,295,974
	01/02/09	2,600	—	$43.75		01/01/19

		2,600	1,975	$49.00	(E)		49,472		$4,440,628	3,508	$314,940

Lee Schavrien	01/02/13						8,478		$760,987	1,503	$134,917
	01/03/12						10,078		904,567	2,026	181,871
	02/23/12									1,738	156,026
	01/03/11						15,748		1,413,541
	01/04/10		1,625	$55.90		01/03/20	11,813	(F)	1,060,342

			1,625	$55.90	(E)		46,117		$4,139,437	5,267	$472,814

(A)	Stock options to purchase shares of Sempra Energy common stock. They become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of Sempra Energy or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire 12 months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock units (rights to receive shares of Sempra Energy common stock).

Performance-based awards will vest or will be forfeited in whole or in part at the end of a four-year performance period, based upon Sempra Energy’s total return to shareholders compared to market and peer group indices and subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2013 had the applicable performance period ended at that date. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table.

(C)	Time-based restricted stock and restricted stock units vest at the end of four years, subject to continued employment through the vesting date. Mr. Schavrien’s February 2012 award vests in installments of one-third annually over the three-year service period. Vesting of his award is subject to his continued employment.

If an executive’s employment is terminated for any reason other than death prior to vesting, the executive’s award may be forfeited.

(D)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(E)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively: $58.33 and $55.90 for Ms. Smith; $0 and $0 for Mr. Arriola; $0 and $55.90 for Mr. Schlax; $43.75 and $55.90 for Mr. Keith; and $0 and $55.90 for Mr. Schavrien.

(F)	These shares vested on January 2, 2014. The value realized upon the January 2, 2014 vesting of these shares, which is calculated using the closing price of Sempra Energy common stock on the vesting date, is set forth in Note C to “Option Exercises and Stock Vested.”

Option Exercises and Stock Vested

In the table below, we summarize the stock options that were exercised and restricted stock and restricted stock units that vested during 2013 for each of our named executive officers.

2013 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting	Value Realized on Vesting (B)(C)
Anne S. Smith	17,200	$602,975	15,118	$1,091,233
Dennis V. Arriola	—	$—	—	$—
Robert M. Schlax	6,175	$165,724	9,173	$662,096
Erbin B. Keith	1,975	$68,335	18,346	$1,324,192
Lee Schavrien	3,700	$112,531	17,478	$1,272,506

(A)	Difference between the market value of the Sempra Energy option shares on the exercise date and the option exercise price.

(B)	Market value of vesting Sempra Energy common stock (including reinvested dividends) at the vesting date.

(C)	The amounts shown above relate to the 2009 restricted stock award, which vested at 150 percent on January 2, 2013 and, for Mr. Schavrien, the February 17, 2013 vesting of 2,027 shares from his February 17, 2011 restricted stock award and 843 shares from his February 23, 2012 restricted stock award. The 2010 restricted stock unit award vested on January 2, 2014 and is not reflected in the table above. The number of units vested and their market value at the vesting date, respectively, were: 11,846 shares and $1,047,631 for Ms. Smith; 7,239 shares and $640,219 for Mr. Schlax; 14,478 shares and $1,280,438 for Mr. Keith; and 11,846 shares and $1,047,631 for Mr. Schavrien.

Pension Benefits

Executive officers participate, along with most other employees, in the Sempra Energy Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, a notional account is credited annually for each participant in an amount equal to 7.5 percent of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, some executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement of the executive officer and the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50 percent joint and survivor annuity is 20 percent after five years of service, 40 percent after ten years of service, 50 percent after 15 years of service, 60 percent after 20 years of service, 62.5 percent after 30 years of service, and 65 percent after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

In the table below, we summarize the present value of accumulated benefits under the various retirement plans at December 31, 2013 for our named executive officers. None of our named executive officers received any payments of pension benefits during the year ended December 31, 2013.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Anne S. Smith	Cash Balance Plan	36	$1,351,354
	Supplemental Executive Retirement Plan	36	5,869,354

	Total		$7,220,708	(B)

Dennis V. Arriola	Cash Balance Plan	16	$483,991
	Supplemental Executive Retirement Plan	16	2,408,066

	Total		$2,892,057	(C)

Robert M. Schlax	Cash Balance Plan	8	$292,385	(D)

Erbin B. Keith	Cash Balance Plan	16	$610,590	(D)

Lee Schavrien	Cash Balance Plan	36	$1,118,245
	Supplemental Executive Retirement Plan	36	4,443,615

	Total		$5,561,860	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 7 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under those plans or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	Ms. Smith and Mr. Schavrien, who at December 31, 2013 were ages 60 and 59, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2013 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $8,000,550 for Ms. Smith and $6,348,898 for Mr. Schavrien.

(C)	Mr. Arriola is not vested in benefits in the Cash Balance Plan nor the Supplemental Executive Retirement Plan defined benefit formula.

(D)	Messrs. Schlax and Keith, who are not participants in the Supplemental Executive Retirement Plan, are vested in benefits under the Cash Balance Plan, which include qualified Cash Balance Plan benefits and nonqualified Cash Balance Restoration Plan benefits which restore amounts that would have been payable under the Cash Balance Plan but for IRS limits on tax-qualified plans. Had their employment terminated on December 31, 2013, their benefits would have been $315,601 for Mr. Schlax and $654,492 for Mr. Keith.

Nonqualified Deferred Compensation

Sempra Energy’s nonqualified deferred compensation plans permit executives to elect on a year-by-year basis to defer the receipt of a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110 percent of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1 percent (5.14 percent for 2013) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under tax-qualified 401(k) savings plans in which all employees may elect to participate.

The table below summarizes information relating to the participation in Sempra Energy’s nonqualified deferred compensation plans for each of the executive officers named in the Summary Compensation Table.

2013 Nonqualified Deferred Compensation	Executive Contributions in 2013 (A)	Company Contributions in 2013 (B)	Aggregate Earnings in 2013 (C)	Aggregate Distributions in 2013	Aggregate Balance at 12/31/13 (D)
Anne S. Smith	$31,198	$25,220	$632,352	$—	$4,950,859
Dennis V. Arriola	$354,413	$20,291	$69,259	$802,182	$504,004
Robert M. Schlax	$72,679	$7,048	$166,580	$—	$827,913
Erbin B. Keith	$38,587	$14,999	$166,107	$—	$1,940,331
Lee Schavrien	$20,982	$11,828	$97,569	$—	$595,710

(A)	Executive contributions consist of deferrals of salary and bonus that are also reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts for the year in which they were earned) and related deferral dates (the date on which the bonuses otherwise would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2013 that are also included as salary and bonus compensation reported in the Summary Compensation Table total $31,198 for Ms. Smith; $354,413 for Mr. Arriola; $42,364 for Mr. Schlax; $21,181 for Mr. Keith; and $20,982 for Mr. Schavrien.

(B)	Company contributions are identical to the amounts that the executive would have received under tax-qualified 401(k) savings plans but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, gains for 2013 were $582,025 for Ms. Smith; $68,432 for Mr. Arriola; $166,580 for Mr. Schlax; $140,027 for Mr. Keith; and $96,901 for Mr. Schavrien.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2013 or prior years to the extent such reporting requirements were then applicable to the executive. Such aggregate amounts reported in the Summary Compensation Table for fiscal years 2011, 2012 and 2013 are $421,010 for Ms. Smith; $381,942 for Mr. Arriola; $211,820 for Mr. Schlax; $183,943 for Mr. Keith; and $97,931 for Mr. Schavrien.

Severance Pay and Change in Control Benefits

We have a severance pay agreement with each of our named executive officers. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability, or in the event that the executive were to resign for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment or resignation were to occur within two years of a “change in control” of Sempra Energy.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of Sempra Energy. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of Sempra Energy or a change in the ownership of a substantial portion of Sempra Energy’s assets.

Outstanding stock option, restricted stock and restricted stock unit agreements for grants prior to May 9, 2013 provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control of the company, whether or not accompanied or followed by a termination of the executive’s employment. However, awards granted after May 9, 2013 under the 2013 Long-Term Incentive Plan will include a double trigger provision for vesting of equity in connection with a change in control.

Below we summarize the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2013 or had the executive resigned for good reason, and the benefits each executive would have been entitled to receive had such termination or resignation occurred within two years following a change in control of Sempra Energy. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits would not be subject to excise taxes for which the executive would be entitled to reimbursement. We also show the benefits that each executive would have been entitled to receive (accelerated vesting and exercisability of stock options and vesting of restricted stock and restricted stock units) had a change in control of Sempra Energy occurred on December 31, 2013, whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Anne S. Smith
Lump Sum Cash Payment (A)	$1,337,250	$1,783,000	$—
Acceleration of Existing Equity Awards (B)	—	3,982,244	3,982,244
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	39,113	71,205	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,463,863	$5,936,449	$3,982,244

Total After Severance Reduction (F)	$1,463,863	$4,318,404	$3,391,301
Dennis V. Arriola
Lump Sum Cash Payment (A)	$1,383,300	$1,858,700	$—
Acceleration of Existing Equity Awards (B)	—	1,951,755	1,951,755
Enhanced Retirement Benefits (C)	—	3,366,452	—
Health & Welfare Benefits (D)	18,707	30,137	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,489,507	$7,307,044	$1,951,755

Total After Severance Reduction (F)	$1,489,507	$7,307,044	$1,584,650
Robert M. Schlax
Lump Sum Cash Payment (A)	$475,333	$735,433	$—
Acceleration of Existing Equity Awards (B)	—	2,417,230	2,417,230
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	17,878	29,580	—
Financial Planning (E)	25,000	37,500	—
Outplacement	50,000	50,000	—

Total	$568,211	$3,269,743	$2,417,230

Excise Tax Gross-Up (G)	$—	$1,755,573	$1,286,652
Erbin B. Keith
Lump Sum Cash Payment (A)	$622,067	$936,067	$—
Acceleration of Existing Equity Awards (B)	—	4,268,817	4,268,817
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	17,878	29,986	—
Financial Planning (E)	25,000	37,500	—
Outplacement	50,000	50,000	—

Total	$714,945	$5,322,370	$4,268,817

Total After Severance Reduction (F)	$714,945	$5,158,375	$4,268,817
Lee Schavrien
Lump Sum Cash Payment (A)	$923,800	$1,260,700	$—
Acceleration of Existing Equity Awards (B)	—	4,115,013	4,115,013
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	26,816	52,734	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,038,116	$5,528,447	$4,115,013

Total After Severance Reduction (F)	$1,038,116	$4,208,920	$3,566,686

(A)	Severance payment of one-half times (one times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. An additional one-half to one times the sum of annual base salary and the average of the last three incentive bonuses is conditioned upon the executive’s agreement to provide post-termination consulting services and abide by restrictive covenants related to non-solicitation and confidentiality. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2013 of shares subject to performance-based and time-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable.

Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement-eligible executives. Such amounts are $55,023 for Ms. Smith; $0 for Mr. Arriola; $33,014 for Mr. Schlax; $66,874 for Mr. Keith; and $55,023 for Mr. Schavrien. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

Includes the full value of the 2010 restricted stock unit award that vested on January 2, 2014. The value realized upon vesting of this award is discussed under “Option Exercises and Stock Vested, Note C.”

(C)	For Mr. Arriola, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that he had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for 18 months for Ms. Smith and Messrs. Arriola and Schavrien, and 12 months for Messrs. Keith and Schlax for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for two years for Ms. Smith and Messrs. Arriola and Schavrien, and 18 months for Messrs. Keith and Schlax for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for 18 months for Ms. Smith and Messrs. Arriola and Schavrien, and 12 months for Messrs. Keith and Schlax for termination unrelated to a change in control, and two years for Ms. Smith and Messrs. Arriola and Schavrien, and 18 months for Messrs. Keith and Schlax for termination accompanied by a change in control.

(F)	Under Ms. Smith’s, Mr. Arriola’s, Mr. Keith’s and Mr. Schavrien’s severance pay agreements, the change in control severance payments may be reduced to ensure that the total benefit falls below the Section 280G excise tax threshold. Such reduction will apply if the difference between the executive’s net after-tax unreduced benefit and the net after-tax reduced benefit is less than five percent.

(G)	Gross-up payment to fully reimburse the executive for excise taxes associated with change in control payments that exceed 2.99 times the executive’s five-year average compensation. The executive is not reimbursed for other taxes associated with the amounts shown in the Total line. Ms. Smith’s, Mr. Arriola’s, Mr. Keith’s and Mr. Schavrien’s severance agreements do not contain excise tax gross-up provisions. In January 2014, Mr. Schlax entered into a new severance agreement that does not contain an excise tax gross-up provision.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or disability or by the company for cause are not entitled to enhanced benefits.

ANNUAL REPORT

The company is mailing the joint Annual Report to Shareholders of Sempra Energy, SoCalGas and SDG&E to its shareholders together with this Information Statement.

This Notice of Annual Meeting and this Information Statement are sent by order of the Board of Directors of Southern California Gas Company.

Jennifer F. Jett

Corporate Secretary

Dated: April 24, 2014